Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

ExactTarget, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of ExactTarget, Inc., filed pursuant to Rule
462(b) of Regulation C of the Securities Act of 1933, of our report dated February 22, 2012 (except for the “Common Stock Split” sections of Note 1 and Note 11, as to which the date is March 21, 2012), with respect to the consolidated balance sheets of ExactTarget, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the ExactTarget, Inc. registration statement on Form S-1, Amendment No. 1 (No. 333-183586), and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Indianapolis, Indiana

September 11, 2012